Filed pursuant to Rule 433

Registration Statement No. 333-208780

January 7, 2019

Republic of the Philippines

US$1,500,000,000 3.750% Global Bonds due 2029

Final Term Sheet

Issuer	Republic of the Philippines
Issue currency	US$
Amount issued	US$1,500,000,000
Security type	Senior Unsecured Bonds
Coupon	3.750%
Interest Payment dates	January 14 and July 14
Maturity date	January 14, 2029
CUSIP	718286CG0
Public Offering Price	99.736%
Proceeds before expenses	US$1,495,290,000
Settlement date	January 14, 2019
Reference benchmark	3.125% UST due November 15, 2028
Benchmark yield	2.682%
Re-offer spread over benchmark	110 bps
Re-offer yield	3.782%
Denominations	US$200k/1k
Day count	30/360
Joint Global Coordinators	Bank of China Limited, J.P. Morgan Securities LLC and Standard Chartered Bank
Joint Lead Managers and Joint Bookrunners	Bank of China Limited, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs (Asia) L.L.C., J.P. Morgan Securities LLC, Standard Chartered Bank and UBS AG Hong Kong Branch
Settlement and Delivery	The Republic expects that delivery of the global bonds will be made against payment therefor on or about the Settlement date, which will be the fifth business day following the date of pricing of the global bonds. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds prior to delivery of the global bonds will be required, by virtue of the fact that the global bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling , J.P. Morgan at +65-6882-1699

The prospectus can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1030717/000119312519003026/d645713d424b3.htm

MiFID II professionals/ECPs-only – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels).